UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2011

Commission File No.01-13349

BAR HARBOR BANKSHARES
(Exact name of registrant as specified in its charter)

Maine	01-0393663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PO Box 400
82 Main Street, Bar Harbor, ME	04609-0400
(Address of principal executive offices)	(Zip Code)

(207) 288-3314
(Registrant's telephone number, including area code)

Inapplicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K amends the report on Form 8-K filed by Bar Harbor Bankshares (the "Company") with the Securities and Exchange Commission on June 24, 2011 (the "Original Report") to correct certain typographical errors in the text of Item 5.02(e) which the Company recently discovered to have occurred in the process of electronically filing the Original Report. There are no other changes to the Original Report.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(e) Compensatory Arrangements for Certain Officers. Item 5.02(e) of Form 8-K filed by Bar Harbor Bankshares (the "Company") with the Securities and Exchange Commission on June 24, 2011 (the "Original Report") is amended as follows:

  In the second paragraph of the Original Report, "compensationpay" is deleted and replaced with the word "compensation."
  In the first sentence of the third paragraph of the Original Report, "triggerarget" is deleted and replaced with "trigger target" and the parenthetical net income trigger target of "($9,63610,362)" is deleted and replaced with "($9.636 million in 2011)."
  The header in the first column of the incentive range table for named executive officers is labeled "20112010 Short Term Incentive Targets". This header is amended to read "2011 Short Term Incentive Targets."
  The first sentence of the fifth paragraph of the Original Report reads, "Plan performance goals are based on nNet iIncome and eEfficiency rRatio measures." This sentence is amended to read, "Plan performance goals are based on net income and efficiency ratio measures."
  The table set forth in paragraph seven of the Original Report is amended to insert the designation ",SVP" immediately following the names of "Messrs Bonsey and Leackfeldt."
  The last sentence in the fifth paragraph of the Original Report references "Deposit yield measure." This is amended to read "deposit yield measure."

  No other changes are made to the Original Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2011

BAR HARBOR BANKSHARES

 /s/Joseph M. Murphy

Joseph M. Murphy
President and Chief Executive Officer